                                             EXHIBIT 11
                              COMPUTATION OF EARNINGS PER COMMON SHARE

                                                  Three Months Ended         Nine Months Ended
                                                    September 30             September 30
                                                 1996          1995         1996          1995
                                             ------------ ------------  ------------  ------------
Earnings per common and common equivalent share
Net loss available to common and
  equivalent shares                          $(2,495,918) $(  206,060)  $(6,675,080)  $(  650,658)
                                               =========    =========     =========     =========
Weighted average common shares
  outstanding                                  9,051,408    1,749,841     5,519,449     1,710,593
Adjustments
  Assumed issuance of shares purchased
    under stock option and stock purchase
    plans                                         14,656            -        29,080             -
  Assumed exercise of warrants and other
    options                                            -            -        15,626             -
  Assumed conversion of convertible debt         211,283            -       280,506             -
  Assumed conversion of Class A Variable Rate
    Cumulative Convertible Preferred Stock             -            -     2,768,152             -
  Assumed conversion of Class B Variable Rate
    Cumulative Convertible Preferred Stock             -            -             -        38,796
                                               ---------    ---------     ---------     ---------
Total common and equivalent shares             9,277,347    1,749,841     8,612,813     1,749,389
                                               =========    =========     =========     =========
Loss per common and equivalent share
  after preferred dividends                  $(      .27) $(      .12)  $(      .78)  $(      .37)
                                               =========    =========     =========     =========
Fully diluted earnings per common and common equivalent share
Net loss available to common and
  equivalent share                           $(2,495,918) $(  206,060)  $(6,675,080)  $(  650,658)
                                               =========    =========     =========     =========
Weighted average common shares
  outstanding                                  9,051,408    1,749,841     5,519,449     1,710,593
Adjustments
  Assumed issuance of shares purchased
    under stock option and stock purchase
    plans                                         14,950            -        32,083             -
  Assumed exercise of warrants and other
    options                                            -            -        19,394             -
  Assumed conversion of convertible debt         211,523            -       294,729             -
  Assumed conversion of Class A Variable Rate
    Cumulative Convertible Preferred Stock             -            -     2,768,152             -
  Assumed conversion of Class B Variable Rate
    Cumulative Convertible Preferred Stock             -            -              -       38,796
                                               ---------    ---------     ---------     ---------
Total common and equivalent shares             9,277,881    1,749,841     8,633,807     1,749,389
                                               =========    =========     =========     =========
Loss per common and equivalent share
  after preferred dividends                  $(      .27) $(      .12)  $(      .77)  $(      .37)
                                               =========    =========     =========     =========
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